SEPARATION SEVERANCE AGREEMENT

THIS SEPARATION SEVERANCE AGREEMENT (“Agreement”) is made as of the 13th day of February, 2012 (the “Commencement Date”, by and between John M. Silvestri, an individual (the “Employee”), and OurPet’s Company, a Colorado corporation whose principal address is 1300 East Street, Fairport Harbor, Ohio 44077 (the “Employer”).

RECITAL:

The parties desire to enter into this Agreement to provide for certain severance benefits to the Employee in the event of a termination by the Employer of his employment for any reason other than for Cause.

ACCORDINGLY, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 The definitions of certain words and phrases which are capitalized but not otherwise defined in the body of this Agreement are set forth in Exhibit A attached hereto and incorporated herein by reference.

ARTICLE II

TERM OF AGREEMENT

2.1 The term of this Agreement (the “Term”) shall begin on the Commencement Date and end on the last date of the Employee’s employment with the Employer. Notwithstanding the foregoing, if the Employer’s termination of the Employee’s employment is a Qualifying Termination, then this Agreement shall terminate one (1) year after the date on which such termination occurs.

ARTICLE III

COMPENSATION UPON A QUALIFYING TERMINATION

3.1 In the event of a Qualifying Termination, the Employee shall be entitled to receive his then current salary and benefits for one (1) year following such termination, to be paid in accordance with the Employer’s standard payroll schedule beginning with the first pay period (determined in accordance with Employer’s normal payroll procedures) following the date of Employee’s termination. Upon a Qualifying Termination, the Employee shall be under no further obligation to perform services for the Employer.

3.2 Notwithstanding the provisions of Section 3.1:

(a) In the event it shall be determined that any compensation by Employer to the Employee or for the Employee’s benefit, whether pursuant to the terms of this Agreement or otherwise, (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the Treasury Regulations promulgated or proposed thereunder and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s benefits under this Agreement shall be either (x) delivered in full or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b) Unless the Employer and Employee otherwise agree in writing, any determination required under this Section 3.2 shall be made in writing by Employer’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and Employer for all purposes. For purposes of making the calculations required by this Section 3.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employer and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.2. The Employer shall bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 3.2.

(c) The parties’ intent in entering into this Agreement is that none of the payment arrangements hereunder constitute a “deferral of compensation” under Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted in a manner consistent with that intent. To the maximum extent permitted by applicable law, the amounts payable to Employee under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans). The parties acknowledge that uncertainty exists with respect to certain interpretive issues under Section 409A. Accordingly, if Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by Employer in accordance with Section 409A, as of the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 3.2(b) shall be paid or distributed (without interest) to Employee in a lump sum on the earlier of (i) the date that is six (6) months following termination of Employee’s employment, (ii) a date that is no later than thirty (30) days after the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the installment payments described in Section 3.1 shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. The parties shall cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A; provided that no such amendment shall materially increase the cost to, or impose any additional liability on, the Employer with respect to any benefits described or provided herein.

3.3 The Employer shall withhold from any payments or benefits under this Agreement (whether or not otherwise acknowledged under this Agreement) all federal, state, local or other taxes that it is legally required to withhold. Except as specifically provided herein, the Employee alone shall be liable for the payment of any and all tax cost, incremental or otherwise, incurred by the Employee in connection with the provision of any benefits described in this Agreement. No provision of this Agreement shall be interpreted to provide for the gross-up or other mitigation of any amount payable or benefit provided to the Employee under terms of this Agreement as a result of such taxes.

3.4 The Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

ARTICLE IV

SUCCESSOR TO CORPORATION

4.1 This Agreement shall bind any successor of Employer, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that Employer would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, Employer shall require such successor expressly and unconditionally to assume and agree to perform Employer’s obligations under this Agreement, in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place. The term “Employer,” as used in this Agreement, shall mean OurPet’s Company and any such successor assignee to its business or assets which by reason hereof becomes bound by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or when mailed, by certified or registered mail, return receipt requested, postage prepaid, to the parties hereto at the address set forth in the preamble of this Agreement, or to such other address as a party shall furnish to the other by notice given in accordance with this Section.

5.2 This Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within that State. The parties intend to and hereby do confer exclusive jurisdiction upon the courts of any jurisdiction located within Lake County, Ohio to determine any dispute arising out of or related to this Agreement, including the enforcement and the breach hereof.

5.3 This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

5.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as set forth in Section 4.1, nothing in this Agreement is intended, and it shall not be construed, to give any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor of such entity (each, a “Person”) other than the parties hereto any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

5.5 In this Agreement, unless the context otherwise requires, words in the singular or in the plural shall each include the singular and the plural, and words of the masculine gender shall include the feminine and the neuter, and, when the sense so indicates, words of the neuter gender may refer to any gender.

5.6 This Agreement embodies the entire agreement and understanding between the Employer and Employee with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof. It does not supersede any existing non-disclosure, non-competition or similar agreements between the Employee and Employer, which agreements remain in full force and effect in accordance with their respective terms.

5.7 In connection with the Employee’s employment with the Employer, Employee also executed the Employer’s standard Employee Patent, Copyright and Confidentiality Agreement (the “Confidentiality Agreement”). The Employee acknowledges that his obligations under such Confidentiality Agreement are ongoing and survive the termination of his employment with the Employer and the Term of this Agreement.

5.8 THIS AGREEMENT DOES NOT CONSTITUTE AN EMPLOYMENT CONTRACT OR IMPOSE ON THE EMPLOYEE OR EMPLOYER ANY OBLIGATION TO RETAIN THE EMPLOYEE AS AN EMPLOYEE OR TO CHANGE THE STATUS OF THE EMPLOYEE’S EMPLOYMENT. NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE EMPLOYEE ANY RIGHT OR ENTITLEMENT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY EMPLOYER OR INTERFERE IN ANY WAY WITH THE RIGHT OR POWER OF EMPLOYER TO TERMINATE THE EMPLOYEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and Employer has caused this Agreement to be duly executed on its behalf, as of the date first written above.

EMPLOYER:
OurPet’s Company

By:	/s/ Scott Mendes
Its:	CFO

EMPLOYEE:

/s/ John M. Silvestri
John M. Silvestri

EXHIBIT A

DEFINITIONS

The words and phrases listed below shall be defined in the manner set forth herein unless the context clearly indicates otherwise:

(a) “Cause” means any of the following: (i) Employee engaging in fraud, misappropriation of funds, embezzlement or like conduct committed against the Employer or any of its customers, vendors or suppliers, (ii) Employee being convicted (or entering a plea of nolo contendere) of a felony of any kind or of a crime involving moral turpitude, (iii) Employee misappropriating any business opportunities of the Employer without the prior written consent of Employer; (iv) Employee breaching any material covenant of Employee set forth in this Agreement, the Confidentiality Agreement or any other agreement with the Employer; (v) Employee engaging in any act of sexual misconduct at or in connection with his employment with the Employer, including but not limited to sexual harassment; (vi) Employee engaging in drug abuse or engaging in alcohol abuse, which, in either case, interferes with the Employee’s performance of the duties or responsibilities of his position, or has a substantial negative effect on the business or reputation of the Employer; (vii) Employee’s intentional destruction of any material property or asset of Employer; (viii) Employee’s willful disregard of a published or otherwise generally recognized policy of the Employer; or (ix) Employee neglecting his employment responsibilities to Employer; provided, however, that with respect to the matters identified in (iv), (viii), and (ix), if the misconduct is reasonably susceptible to cure the Employer shall provide the Employee with a written notice that identifies the proposed grounds for termination, and the termination shall not be effective if the Employee has cured the identified misconduct within ten (10) days after his receipt of the notice thereof from the Employer.

(b) “Disability” means that, as a result of a physical or mental condition, the Employee is unable to perform the essential functions of his job, with or without a reasonable accommodation, at the same level of performance as he engaged in prior to the onset of such condition, and that such situation is likely to continue for a substantial period of time. For purposes hereof, the Employee shall suffer a Disability if the Employer’s Board of Directors determines in good faith that the Employee: (i) has been declared legally incompetent by a final court decree; (ii) has received disability insurance benefits from any disability income insurance policy maintained by the Employer, for a period of three (3) consecutive months; or (iii) has suffered a physical or mental disability within the meaning of §22(e)(3) of the Code, as determined by a medical doctor satisfactory to the Board.

(c) “Qualifying Termination” means the Employer’s termination without Cause of the Employee’s employment during the term of this Agreement. For purposes of clarification, the termination of the Employee’s employment due to Death, Disability or the Employee’s voluntary resignation of his employment with the Employer shall not be a Qualifying Termination.